EXHIBIT 99.1
N e w s  R e l e a s e

CONTACT: Michael Berman (312) 279-1496	FOR IMMEDIATE RELEASE May 31, 2011
ELS ANNOUNCES AN AGREEMENT TO ACQUIRE 76 MANUFACTURED HOME COMMUNITIES FOR $1.43 BILLION
CHICAGO, IL. — May 31, 2011 Equity LifeStyle Properties, Inc. (NYSE:ELS) (the “Company”) entered into purchase and other agreements (the “Purchase Agreements”) with certain affiliates of Hometown America, L.L.C. (“Hometown”) to acquire a portfolio of 76 manufactured home communities (the “Hometown Properties”) containing 31,167 sites on approximately 6,500 acres located in 16 states (primarily located in Florida and the northeastern region of the United States) and certain manufactured homes and loans secured by manufactured homes located at the Hometown Properties (collectively, with the Hometown Properties, the “Hometown Portfolio”) for a stated purchase price of $1.43 billion (the “Acquisition”).
The Company anticipates that the Acquisition will be funded through:
•	the net proceeds from a public offering of common stock;

•	the assumption by the Company of approximately $524.3 million of fixed-rate, non-recourse mortgage indebtedness (as of March 31, 2011) secured by 34 properties in the Hometown Portfolio with a weighted average interest rate of approximately 5.63% per annum and a weighted average maturity of approximately 6.0 years;

•	the issuance by the Company to Hometown of: (i) 1,708,276 shares of common stock, par value $0.01 per share; and (ii) 1,740,000 shares of Series B Subordinated Non-Voting Cumulative Redeemable Preferred Stock, par value $0.01 per share, which have a stipulated aggregate value of $200.0 million in the Purchase Agreements;

•	approximately $300.0 million of debt capital through an anticipated 10-year secured financing that the Company plans to raise after completion of a public offering of common stock; and

•	approximately $200.0 million of debt capital through an anticipated six-year unsecured term loan that the Company plans to raise after completion of a public offering of common stock.
Assuming the Acquisition was completed on January 1, 2010, the Company estimates that the purchase price represents a cap rate of approximately 6.7%, and that on a pro forma basis (as adjusted) the acquisition would have been 15.6% (or $0.54 per share on a fully-diluted basis), accretive to pro forma Funds From Operations (“FFO”) (as adjusted) for the year ended December 31, 2010. Pro forma FFO has been adjusted to reflect management’s estimates of costs that would have been incurred during the year ended December 31, 2010 for property management and additional general and administrative expenses for the Hometown Portfolio. A reconciliation of pro forma FFO (as adjusted) to net loss available for common shares for the year ended December 31, 2010 appears at the end of this press release.
The Company is a fully integrated owner and operator of lifestyle-oriented properties. The Company leases individual developed areas, or sites, with access to utilities for placement of factory-built homes, cottages, cabins or recreational vehicles (“RV”). Customers may lease individual sites or enter right-to-use contracts providing the customer access to specific properties for limited stays. The Acquisition will immediately provide the Company with additional scale and significantly increase its portfolio of manufactured home communities. As of March 31, 2011, pro forma for the Acquisition, the Company’s portfolio would have included 383 total communities located in 32 states, of which 211 are manufactured home communities and 172 are RV communities. Goldman, Sachs & Co. acted as financial advisor to the Company in connection with the Acquisition.
This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements and may include, without limitation, information regarding the Company’s expectations, goals or intentions regarding the future, statements regarding the anticipated closing of its pending Acquisition of the Hometown Portfolio and the expected effect of the Acquisition on the Company. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:
•	the Company’s ability to control costs, real estate market conditions, the actual rate of decline in customers, the actual use of sites by customers and its success in acquiring new customers at its Properties (including those that it may acquire);

•	the Company’s ability to maintain historical rental rates and occupancy with respect to Properties currently owned or that the Company may acquire;

•	the Company’s assumptions about rental and home sales markets;

•	in the age-qualified Properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

•	results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

•	impact of government intervention to stabilize site-built single family housing and not manufactured housing;

•	the completion of the Acquisition of the Hometown Portfolio in its entirety and future acquisitions, if any, and timing and effective integration with respect thereto;

•	the Company’s inability to secure the contemplated debt financings to fund a portion of the stated purchase price of the Acquisition on favorable terms or at all and the timing with respect thereto;

•	unanticipated costs or unforeseen liabilities associated with the Acquisition;

•	ability to obtain financing or refinance existing debt on favorable terms or at all;

•	the effect of interest rates;

•	the dilutive effects of issuing additional securities;

•	the effect of accounting for the entry of contracts with customers representing a right-to-use the Properties under the Codification Topic “Revenue Recognition;” and

•	other risks indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
# # #

EQUITY LIFESTYLE PROPERTIES, INC.
Reconciliation to Non-GAAP Financial Measures
($ in millions, except per share data)

	For the year ended
	December 31, 2010
		Hometown	Company
	Company	Portfolio(1)	Pro Forma
	Historical	Adjustment	(As Adjusted)
Computation of Funds From Operations (“FFO”)
Net Income (loss) available for common shares	$38.6	$(39.8)	$(1.2)
Income (loss) allocated to common OP Units	5.9	(4.9)	1.0
Series B preferred stock dividends	—	2.1	2.1
Depreciation on real estate, amortization of in-place leases, and other costs	68.1	104.0	172.1
Depreciation on unconsolidated joint ventures	1.2	—	1.2
Right-to-use contract upfront payments, deferred, net	14.9	—	14.9
Right-to-use contract commissions, deferred, net	(5.5)	—	(5.5)
General and administrative expenses(2)	—	(1.6)	(1.6)
Property management expenses(3)	—	(5.8)	(5.8)

FFO available for common shares	$123.2	$54.0	$177.2
Common shares outstanding — fully diluted(4)	35.5	8.7	44.2
FFO per common share — fully diluted	$3.47		$4.01
Accretion ($ per share)			$0.54
Accretion (%)			15.6%

(1)	Excludes the revenues and certain operating expenses of three Hometown Properties, which represent an aggregate stated purchase price of $24.0 million, for which 2010 operating data is not available.

(2)	Estimates of loan servicing costs of approximately $1.0 million and other general and administrative expenses of approximately $0.6 million for the Hometown Portfolio for the year ended December 31, 2010.

(3)	Estimates of incremental property management expenses of approximately $5.8 million for the Hometown Portfolio for the year ended December 31, 2010.

(4)	Common shares outstanding — fully diluted in the Company Historical column of 35.5 million for the year ended December 31, 2010, includes certain dilutive securities, primarily OP Units, on a weighted average basis, of approximately 4.7 million. The Hometown Portfolio Adjustment column includes (i) the private placement of 1,708,276 shares of common stock and 1,740,000 shares of Series B Preferred Stock as part of the Acquisition and (ii) the issuance of common stock in a public offering.

     Funds from Operations (“FFO”) and pro forma FFO (as adjusted) are non-GAAP financial measures. The Company believes that FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), is generally an appropriate measure of performance for an equity REIT. Additionally, the Company believes that pro forma FFO (as adjusted) is useful in evaluating the impact of certain costs that management estimates would have been incurred for property management and additional general and administrative expenses relating to the Hometown Portfolio. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not, nor does pro forma FFO (as adjusted), represent cash flow from operations or net income as defined by GAAP, and neither measure should be considered as an alternative to these indicators in evaluating liquidity or operating performance.
     The Company defines FFO as net income, computed in accordance with GAAP, excluding gains or actual or estimated losses from sales of properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company receives up-front non-refundable payments from the entry of right-to-use contracts. In accordance with GAAP, the upfront non-refundable payments and related commissions are deferred and amortized over the estimated customer life. Although the NAREIT definition of FFO does not address the treatment of nonrefundable right-to-use payments, the Company believes that it is appropriate to adjust for the impact of the deferral activity in its calculation of FFO. The Company believes that FFO is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that by excluding the effect of depreciation, amortization and gains or actual or estimated losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. The Company believes that the adjustment to FFO for the net revenue deferral of upfront non-refundable payments and expense deferral of right-to-use contract commissions also facilitates the comparison to other equity REITs. The Company defines pro forma FFO (as adjusted) as FFO less management’s estimates of costs that would have been incurred during the year ended December 31, 2010 for property management and additional general and administrative expenses relating to the Hometown Portfolio.
     Investors should review FFO and pro forma FFO (as adjusted), along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating the Company’s operating performance. The Company computes FFO in accordance with its interpretation of standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company does. Neither FFO or pro forma FFO (as adjusted) represents cash generated from operating activities in accordance with GAAP, nor does either measure represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of the Company’s financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of the Company’s liquidity, nor is either measure indicative of funds available to fund the Company’s cash needs, including its ability to make cash distributions.